Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Silexion Therapeutics Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0135 per share	(1)	Other	314,859	$6.9425	$2,185,908.61	0.0001531	$334.67

Total Offering Amounts:							$2,185,908.61		334.67
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$334.67

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Offering Note(s)

(1)	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional ordinary shares, par value $0.0135 per share ("ordinary shares"), of Silexion Therapeutics Corp that may be offered or become issuable by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of the ordinary shares as reported on the Nasdaq Capital Market on August 22, 2025.
(3) Consists of (i) 304,212 ordinary shares issuable upon the exercise of new warrants issued to certain holders in connection with the warrant exercise inducement transaction, and (ii) 10,647 ordinary shares issuable upon the exercise of new warrants issued to the placement agent in connection with the warrant exercise inducement transaction.